Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made, effective as of the latest date signed below, by and between Stephanie A. Caggiano (the “Executive”) and Bank of New Jersey (the “Bank”).

WHEREAS, Executive’s employment with the Bank terminated as of May 12, 2016 (“Termination Date”); and

WHEREAS, the Bank has agreed to pay Executive certain amounts and to provide Executive with certain benefits subject to the terms of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Consideration; Acknowledgements.

(a)                                 Executive acknowledges and agrees that Executive’s employment with the Bank and all of its affiliates terminated effective as of the Termination Date.  In connection with the termination of Executive’s employment, in consideration of Executive’s execution of this Release and subject to Executive’s continuous compliance with the terms of this Release:

(i)                                     the Bank will pay Executive severance in the gross amount of fifty thousand dollars and no cents ($50,000.00), subject to applicable withholdings.  The severance payments will be made equal monthly installments for a period of four (4) months in accordance with the Bank’s normal payroll schedule; and

(ii)                                  to the extent Executive timely applies for, and is otherwise eligible for, continued insurance coverage under the Bank’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Bank shall pay the COBRA premiums on Executive’s behalf for the earlier of: (a) the date that is four (4) months after the Termination Date; or (b) the time when Executive secures health insurance coverage from another employer.

(b)                                 Executive acknowledges that: (i) in the absence of her execution of this Release, the payments and benefits specified in Section 1(a) above would not otherwise be due to Executive; (ii) Executive has no entitlement under any severance or similar arrangement maintained by the Bank or any of its affiliates; and (iii) except as otherwise provided specifically in this Release, the Bank does not and will not have any other liability or obligation to Executive.  The severance and other benefits described in Section 1(a) above are expressly conditioned on this Release becoming irrevocable by the 30th day following the Termination Date.  The severance and other benefits described in Section 1(a) will begin to be paid or provided (as applicable) as soon as administratively practicable after the Release becomes irrevocable, provided that if the 30-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.                                      Release and Covenant Not to Sue.

(a)                                 Executive hereby fully and forever releases and discharges Bank, its parent corporation, Bancorp of New Jersey, Inc., and its direct and indirect subsidiaries and all of their respective predecessors and successors, assigns, stockholders, affiliates, and the officers, directors, trustees, employees, agents and attorneys, past and present of Bank, its subsidiaries, shareholders or affiliates (each of the foregoing persons or entities is referred to herein as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (“Claim”) arising or occurring through the date of this Release, including, but not limited to, any Claim arising out of Executive’s employment by Bank or the termination thereof, any Claim under the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1870, 42 U.S.C. § 1981; the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1972, as amended, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Older Workers Benefit Protection Act (“OWBPA”); the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq. and/or under any other applicable federal, state or local antidiscrimination law), The Conscientious Employee Protection Act, N.J.S.A. § 34:19-1 et seq.; claims asserted under the Family Medical Leave Act, 29 U.S.C. § 2611 et seq.; the New Jersey Family Leave Act, N.J.S.A. § 34:11-B-1 et seq. (and any other applicable federal or state leave statute); the New Jersey State Wage and Hour Law, N.J.S.A. § 34:11-56a et seq., the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for additional wages or other compensation, any Claim for attorneys’ fees, and any other Claim under any other federal, state or local statute, ordinance, regulation, or under any contract, tort or common law theory.

(b)                                 Executive represents that Executive has not filed a lawsuit, or initiated arbitration, mediation or any other administrative proceeding against a Released Person and that Executive has not assigned any Claim against a Released Person.  Executive further promises not to initiate a lawsuit, arbitration or mediation, or to bring any other Claim against the other arising out of or in any way related to Executive’s employment by Bank or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission or other government agency (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission or other government agency (or similar state agency); provided, however, that any claim by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

(c)                                  The foregoing will not be deemed to release the Bank from claims solely to enforce this Release.

3.                                      Return of Equipment and Property.  Executive will deliver all Bank property and equipment in Executive’s possession or under Executive’s control, regardless of its location, such as, but not limited to, Confidential Information (as hereinafter defined), files, documents and any copies thereof in whatever form (including electronic), computer equipment, software, fax machines, credit cards, telephone charge cards, cellular phones, keys, security passes, passwords, automobiles, and any other Bank property to a Bank representative by the Termination Date.

4.                                      Confidential Information.  Executive will not engage in any use or disclosure of Confidential Information that is not authorized in writing by the Bank and undertaken for the benefit of the Bank.  “Confidential Information” means information, or a compilation of information, in any form (tangible or intangible), related to the Bank’s business, including all legal, operational, financial, accounting, personnel, customer or other matters that Executive supervised or with which she was in any way involved while employed by the Bank, including, but not limited to, information that the Bank has not made public or authorized public disclosure of and that is not already generally known to the public or readily available to other persons through proper means who would obtain value or competitive advantage from its disclosure or use.

5.                                      Non-Disparagement.  Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.

6.                                      Cooperation.  Executive further agrees that, subject to reimbursement of her reasonable expenses, she will cooperate fully with Bank and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during her employment with the Bank.  Executive shall render such cooperation in a timely manner on reasonable notice from the Bank.

7.                                      Rescission Right.  Executive acknowledges and represents that Executive (a) has read and understands the terms of this Release in its entirety, (b) has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) was provided with at least twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) has seven (7) calendar days from the date of signing this Release to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  The Release will become effective after the expiration of the seven day revocation period if Executive does not terminate and revoke the Release within such time.  Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Bank’s President at the Bank’s primary business address.

8.                                      Tax Withholding.  All payments made, and benefits provided, hereunder shall be net of all legally required taxes and other withholdings.  Executive shall be solely responsible for all taxes that result from Executive’s receipt of the payments and benefits to be provided under this Release, and the Bank does not make any representation, warranty or guarantee of any federal, state or local tax consequence to Executive as part of Executive’s receipt of any payment or benefit hereunder.

9.                                      Miscellaneous.

(a)                                 No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation by the Bank, or of any violation of any duty owed by the Bank to Executive.  The Bank specifically denies any such violations.

(b)                                 Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Bank and Executive and their respective successors, permitted assigns, executors, administrators and heirs.  Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Bank may assign this Release to (i) any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, and (ii) any of its affiliates.

(c)                                  Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

(d)                                 Remedies.  Executive agrees that any breach or violation of this Release shall entitle the Bank to terminate the obligations set forth in Section 1 and/or sue Executive under this Release for the immediate return of any amount paid to Executive under this recovery of any damages caused by such breach, as well as any other remedies which may be available at law or in equity.

(e)                                  Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.  Executive has not relied on any representation or statement made by the Bank or any of its affiliates as to the subject matter, basis or effect of this Release except as stated in the Release and has entered into this Release voluntarily.

(f)                                   Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

(g)                                  Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case on the dates indicated below.

Bank of New Jersey

By:	/s/ Nancy E. Graves
Name:	Nancy E. Graves
Title:	President and CEO

Date:	5/25/16

/s/ Stephanie A. Caggiano
Stephanie A. Caggiano

Date:	5/24/16